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                                                                   Exhibit 10.18


                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and is effective as of March 3, 1997 (the "Effective date"), by and between Education Technology Consulting Holding, L.L.C., a Delaware limited liability company ("Company") and Gresham T. Brebach, Jr. ("Executive"), with reference to the following:

                                    RECITALS

        A. Company has been formed for the purpose of engaging in the business of providing strategic consulting services, including but not limited to performance innovations, to organizations seeking applications and solutions to improve productivity and effectiveness of human capital.

        B. Company and Executive desire to enter into this Agreement pursuant to which Executive will be employed by Company in the capacity of President and Chief Executive Officer of Education Technology Consulting, L.L.C. ("Consulting"), a subsidiary of Company and will otherwise be engaged to render valuable services for the benefit of the Company and Consulting, all on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

        1. Employment. Company hereby agrees to employ Executive as President and Chief Executive Officer of Consulting




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for the term and under the terms and conditions set forth in this Agreement below.

     2.   Duties.   Executive shall render and perform such services and
functions as such shall be assigned to him from time to time by the Board of Directors of Company, which duties shall include generally, though not exclusively, assisting the Company in the building of a business consistent with Recital A above, including but not limited to consulting with organizations in information intensive businesses on the use of knowledge and technology to support individual and organizational performance gain. Neither Company nor Consulting will engage in any activities that would result in Company or Consulting being associated with (a) a "broker", as defined in
Section 3(a)(4) of the Securities Exchange of 1934, as amended (the "Exchange Act"), Section 202(a)(3) of the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), or Section 2(a)(6) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), (b) a "dealer", as defined in Section 3(a)(5) of the Exchange Act, Section 202(a)(7) of the Investment Advisers Act or Section 2(a)(11) of the Investment Company Act, (c) an "investment adviser", as defined in Section 202(a)(11) of the Investment Advisers Act or Section 2(a)(20) of the Investment Company Act, (d) an "investment company", as defined in Section 3(a) of the Investment Company Act,
(e) a "municipal securities dealer", as defined in Section 3(a)(30) of the Exchange Act, (f) in the case of each of the terms specified in the foregoing clauses (a) through (e), as each such term is defined under any similar state law, or



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(g) a "real estate broker" or "business opportunity broker" as each such term is defined under any federal or state law.

     3. Standard of Performance. Executive agrees that at all times during the Employment Term (as defined below) he will perform all of the services and duties that are required of Executive under this Agreement faithfully and efficiently, to the best of Executive's ability. Executive shall devote his full time and attention consistent with paragraph 4 below, to the business of Company as shall be required to perform the required services and duties.

     4.   Exclusive Employment.

          4.1  Full Time and Energy; Exceptions.

               During the Employment Term (as defined below), Executive shall perform his duties and functions under this Agreement in a competent and efficient manner, and shall devote his entire time, attention, and energies to the affairs of the Company and use his best efforts to promote the Company's interests and perform the duties assigned to Executive, subject to the ultimate authority and direction of the Board of the Company; provided that nothing contained herein shall prevent Executive from (a) serving on community or charitable boards which do not interfere with the performance of his responsibilities hereunder; (b) managing his personal investments and affairs consistent with his duties and responsibilities hereunder; and (c) taking vacations or sick leave to which he is entitled hereunder.



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          4.2  Other Business Activities.

               Executive may not render services of any kind to others for compensation, or engage in any other business activity that would interfere with the performance of Executive's duties under this Agreement unless otherwise expressly authorized by the Board, which authorization will not be unreasonably withheld.

     5. Place of Employment. Executive's performance of services under this Agreement shall be rendered in Boston, Massachusetts. In addition, Executive shall make himself available from time to time in Los Angeles, California as requested by the Board.

     6. Term of Employment. The "Employment Term" for purposes hereof shall commence on the Effective Date and, unless terminated earlier as provided in this Agreement, shall continue for a period of three (3) years following the Effective Date. Company shall have the option to extend the Employment Term for an additional period of two years, by giving written notice thereof ninety (90) days prior to the expiration of the initial term hereof.

     7. Compensation. In consideration of Executive's employment and the covenants and agreements provided in this Agreement, and except as otherwise provided herein, Executive shall receive from Company the compensation and benefits described in Sections 7, 8, 9 and 13 hereof, in full and complete satisfaction of all of Company's obligations to Executive arising from Executive's employment. The compensation and benefits payable to


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Executive pursuant to this Agreement may be changed only by the written agreement of the parties. Executive authorizes the Company to deduct and withhold from all compensation to be paid to him any and all sums required to be deducted or withheld by Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

          7.1 Salary. Company shall pay Executive an annual base salary payable at the rate of Five Hundred Thousand Dollars ($500,000.00) per year, in semi-monthly installments and otherwise in accordance with Company's payroll methods and procedures. For the initial year of the Employment Term, Company shall pay Executive $325,000 of his base salary within thirty (30) days of commencement of the Employment Term and the balance of $175,000 shall be paid in semi-monthly installments as provided in the preceding sentence.

          7.2 Guaranteed Bonus. Company shall pay Executive during the Employment Term and annual bonus of $150,000 per year, payable in semi-monthly installments and otherwise in accordance with Company's payroll methods and procedures.

          7.3 Bonus Compensation. In addition to the guaranteed bonus, provided in Section 7.2 above, the Board shall meet and review Executive's performance each year and consider at its sole and absolute discretion the payment of bonus compensation to Executive in an amount not to exceed one-third of Executive's base salary. Executive acknowledges that there is no obligation to

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him whatsoever with respect to any bonus, except as provided in Section 7.2 above.

          7.4 Other Interests. (a) The Company and Executive acknowledge that the Executive holds certain Options pursuant to the provisions of a Unit Option Agreement. Executive's rights and obligations with respect to said Options are covered by agreements separate and apart herefrom. During the Employment Term, Executive shall participate in any additional option, retirement or similar incentive plans which the Company shall have in effect from time to time for the benefit of all of the executive employees.

          (b) The Company and Executive agree that Executive shall have the right to purchase 4% of the initial common equity of Company. The initial capitalization of the Company shall be $1 million in common equity and $24 million in straight preferred equity. Executive shall purchase his common equity for $40,000 on or before March 31, 1997. Company and Executive agree that Company shall have the right to repurchase a portion of any common equity Executive purchases pursuant to this Section 7.4(b) at the original cost thereof in the event this agreement terminates or Executive otherwise leaves the employ of Company ("termination event") prior to four years from the commencement of the Employment Term. The portion of Executive's common equity which Company has a right to repurchase pursuant to this Section 7.4(b) shall equal (i) 80%, if the termination event is prior to one year from the commencement of employment,
(ii) 60%, if the termination event is after one year but prior to two years the commencement of employment; (iii) 40% if the termination event is after two years but prior to




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three years from the commencement of employment; and (iv) 20% if the termination event is after three years but prior to four years from the commencement of employment. Company's right to repurchase a portion of Executive's common equity shall terminate if Executive leaves the employ of company prior to the end of three years for any reason other than Executive's death, disability, cause (as defined below), voluntary termination of employment by Executive, or in event Company does not elect to extend the Employment Term past the initial three years.

      8.    Benefits.

            8.1 Office Facilities and Secretary. Company shall provide Executive with suitable office space at such applicable place of employment described in paragraph 5 above.

            8.2 Vacation. During the Employment Term, Executive shall be entitled to twenty days of vacation at full salary for every period of twelve months during the Employment Term. Unused vacation time will not accrue in excess of twenty days unless such accrual is approved in advance by the Board. Said vacation days shall be planned consistent with Executive's duties and obligations hereunder.

            8.3 Medical, Etc. Executive shall be entitled to specific and applicable executive benefits, such as group medical and dental for Executive, Executive's spouse and minor dependent children, life and disability insurance coverage, and sic leave all as granted to the Company's executives in accordance with the Company's policies and guidelines as approved by the Board.



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            9.    Business Expenses. Company shall pay for or reimburse
Executive for all reasonable business expenses incurred by Executive in the performance of his duties hereunder, upon submission to the Company in accordance with Company policy of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain. Without limiting the preceding sentence, Company shall reimburse Executive for the cost of housing in Los Angeles as necessary to accommodate Executive during the time he is required to be in Los Angeles.

            10. Termination. Except as otherwise expressly provided herein, this Agreement and all rights and obligations hereunder shall terminate prior to the end of the Employment Term upon the occurrence of any of the following events:

            10.1  Death. Upon the death of Executive;

            10.2 Personal Disability. Upon the ninetieth (90th) day after receipt by Executive of notice from the Company of its intention to terminate Executive's employment as a result of the "permanent disability" of Executive. As used herein, the term "permanent disability" shall mean a physical or mental disability that renders Executive unable to perform his normal duties for the Company for a period of 120 consecutive days as determined by a licensed physician. The Company and Executive or his legal representative shall use their best efforts to agree on the physician to determine total disability. If they cannot agree within three (3) days after the first party makes a written




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proposal stating the name of a physician, then the other party shall select a physician within three (3) days and within three (3) days thereafter the two physicians shall select a third physician. All such physicians must be board certified in the medical area giving rise to the alleged permanent disability. The determination of a majority of the three physicians shall be final and binding;

          10.3 Cessation of Business. Upon the termination or cessation of the business operation of Company; and

          10.4 Cause. Upon a termination by the Company for cause pursuant to paragraph 11 below.

     The effect of any such termination under this paragraph 10 is set forth in paragraph 13 below.

     11. Termination for Cause. The Company may terminate this Agreement for cause at any time. For purposes of this Agreement, the term "cause" shall be defined as disloyalty or dishonesty which results or is intended to result in personal enrichment to Executive at the expense of Company; acts of moral turpitude or illegal or unprofessional conduct which may adversely affect the reputation of the Company and/or its relationship with its customers, partners or suppliers; fraudulent conduct in connection with the business or affairs of Company without regard to the intent of any such conduct; or material and intentional violation by Executive of his duties and obligations set forth in paragraphs 2 through 4 above which results in material injury to Company.

     12. Notice of Termination. Except as expressly provided above, any termination hereunder shall occur upon notification by



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one party to the other in accordance with paragraph 20.3 below. Any such notice shall refer to the specific termination provision of this Agreement setting forth in reasonable detail the facts and circumstances claimed as the basis for such termination. The date of termination shall be either the date of receipt of the notice or, if the reason for termination is the Executive's death or Executive's permanent disability, the date of termination shall be as set forth in paragraph 10 above.

     13. Effect of Termination. In the event of termination of Executive's employment hereunder, the rights and obligations of the parties shall be as follows:

          13.1 In Event of Death. In the event of termination as a result of Executive's death, the Company shall have no further obligation to the Executive's representatives and heirs hereunder except as follows:

               (a) The Company shall pay to Executive's spouse or estate an amount equal to Executive's base salary and guaranteed bonus for one year.

               (b) To the extent not already 60% vested, Executive's options referred to in paragraph 7.4(a) above that have not vested shall vest as provided in the Unit Option Agreement referred to in paragraph 7.4(a).

               (c) In the event Executive had not been employed for at least two (2) years, for purposes of calculating the Company's right to repurchase a portion of Executive's common equity referred to in paragraph 7.4(b) above, Executive shall be deemed to have been employed for not less than 2 years.



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            13.2  In Event of Permanent Disability. In the event of termination as a result of permanent disability, Executive shall be entitled to receive disability and other benefits not less than those provided to disabled employees and/or other families in accordance with any plans or policies of the Company in effect at that time.

            13.3 In Event Company Terminates Without Cause. In the event the Company terminates the Executive's employment for any reason other than the death or disability of Executive, or cause, the Company shall pay Executive (i) in a lump sum within thirty (30) days of the effective date of termination, any base salary due through the date of termination; (ii) the balance of Executive's base salary which he would have been entitled to receive through the end of the then applicable Employment Term; (iii) continuation of benefits upon the same terms and conditions then in effect on the date of termination under all medical, dental and life insurance plans through the end of the then applicable Employment Term or Executive's commencement of employment elsewhere, whichever is first to occur, provided that Executive at his own expense shall be entitled to continue appropriate benefits under any applicable Cobra program; and (iv) the Company shall reimburse Executive for costs and expenses which he has incurred and which would otherwise have been payable under paragraph 9 above had the employment not been so terminated.

            13.4 In the event the Company terminates the Executive's employment for cause or the Executive terminates his employment, the Company's sole obligation shall be to pay Executive



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his full base salary through the date of termination, and Company shall have no further obligations to the Executive pursuant to this Agreement.

      14. Sale or Dissolution of Business. In the event of voluntary or involuntary dissolution of the Company or a sale, merger, consolidation or similar transaction involving the Company in which the Company is not the surviving entity, or a transfer of all or substantially all of the assets of the Company, the Company on behalf of it and its successors and assigns agrees that such transaction or event will not adversely affect the Executive's financial interests in, or otherwise result in a dilution of Executive's rights, whether vested or contingent, with regard to, any of Executive's options or similar programs in which the Executive is then participating.

      15. Approval of Publicity. Company and Executive shall mutually approve all press releases and other items of publicity with respect to Executive's employment hereunder.

      16.   Covenants of Executive.

            16.1 Confidential Information. "Confidential Information" shall mean information and compilations of information relating to Company's business, Company's owners and Company's non-institutional lenders, provided to Executive during his employment with Company or to which Executive had access or which he compiled while an executive, including, but not limited to, information regarding any operating procedures, finances, financial condition, organization, executives, agents, and other personnel, business activities, budgets, plans, objectives, or strategies of Company.



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            16.2  Covenant as to Nondisclosure or Use of Confidential
Information. Executive agrees that at all times during the Employment Term hereunder and for a period of two (2) years thereafter, he will not, unless required to do so pursuant to legal process such as subpoena, disclose to any individual or business enterprise of any nature, or use for his own personal use or financial gain, whether individually or on behalf of another person, firm, corporation or entity, any Confidential Information which Executive has obtained or will obtain in connection with his employment with Company. Such restrictions shall not apply to information which has become public prior to such disclosure by Executive. In the event Executive is required by legal process to disclose any Confidential Information, he shall give prompt notice thereof to Company to allow Company to object to such process, obtain a protective order, or take any other action it deems necessary.

            16.3 Return of Business Records. Upon termination of Executive's employment, Executive shall promptly, if so requested by Company, return all documents, records, procedures, books, notebooks, and any other documentation containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation, then in Executive's possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other executives of Company, representatives, agents, or independent contractors. Executive acknowledges that all such



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documentation and copies of such documentation is and shall at all times remain the sole and exclusive property of Company.

          16.4 Additional Covenants Protecting the Interests of Company. Executive agrees that during his employment hereunder, and (a) for a period of one year thereafter if the Employment Term ends for reasons other than either cause, permanent disability, death or Executive terminating his employment hereunder, or (b) for a period of five years from the date hereof, if the Employment Term ends for any reason other than as stated in (a) above, Executive shall not directly or indirectly, individually, or together through any other person, firm, corporation or entity, without the prior written consent of Company, engage in any business with any person or entity which is a customer or client of Company, or approach, counsel, or attempt to induce any person who is then in the employ of Company, to leave their employ, other than Executive's secretary, or employ or attempt to employ any such person, other than Executive's secretary, or aid or counsel any other person, firm, corporation, or entity to do any of the above.

          16.5 Post-Employment Cooperation. Executive agrees that, for a period of two (2) years following his termination of employment under this Agreement, he shall, upon Company's reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, his








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participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive's business and personal obligations at the time. Company shall pay Executive's travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, as well as the costs of any attorney Executive engages to advise him in connection with the foregoing.

          16.6 Remedies. In view of the position of confidence which Executive will enjoy with Company and the anticipated relationship with the clients, customers, and executives of Company pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information which Executive will have pursuant to his employment, Executive expressly acknowledges that the restrictive covenants set forth in this Section 16 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Company. Executive further acknowledges that (a) it would be difficult to calculate damages to Company from any breach of his obligations under this Section 16, (b) that injury to Company from any such breach would be irreparable and impossible to measure, and (c) that the remedy at law for any breach or threatened breach of this Section 16 would therefore be an inadequate remedy and, accordingly, Company shall, in addition to all other available remedies, be entitled to injunctive and other similar equitable remedies.





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        17.     Dispute Resolution. If a dispute arises between the parties concerning the interpretation of this Agreement or whether a party is in violation of this Agreement, including but not limited to claims relating to termination of this Agreement and definition of "cause", then either party may deliver a written notice of such dispute to the other party (a "Dispute Notice"). If such dispute is not resolved by the parties within ten (10) days of the Dispute Notice, then the resolution of the dispute described in the Dispute Notice shall be determined by an expedited arbitration proceeding conducted under California law and the labor arbitration rules of the American Arbitration Association (the "Arbitration") with discovery conducted pursuant to the provisions of California Code of Civil Procedure Sections 2016 et seq. Any arbitration proceeding determinations shall be binding on the parties. The arbitration shall not be used to modify any provision of this Agreement and shall merely interpret the provisions hereof.

        17.1 Selection and Conduct of Arbitrators. The Arbitration proceeding shall be conducted by each of the parties appointing a qualified arbitrator within twenty (20) days of the Dispute Notice. A qualified arbitrator means a person who has had substantial experience in connection with matters involving the interpretation of employment agreements and the operations of companies similar to Company and who is unaffiliated with and otherwise independent of the parties and their affiliates. The two arbitrators so selected shall within the succeeding twenty (20) day period after their selection attempt to reach agreement on the dispute submitted after considering all of the evidence submitted


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by the parties. If the arbitrators fail to reach an agreement within such twenty (20) day period, they shall within five (5) days thereafter select a third qualified arbitrator. In the event the two arbitrators are unable to reach agreement on the third arbitrator, then the parties shall select a third arbitrator from a list of seven arbitrators provided by the Los Angeles County Office of the American Arbitration Association with each party having the right to strike names in order until they either agree on an arbitrator from the list, or until one arbitrator's name remains on the list. The party with the right to strike the first name shall be determined by the flip of a coin. Such third arbitrator shall determine the resolution of the dispute within the succeeding twenty (20) day period and such decision shall be final and binding on the parties.

        17.2 Sole and Exclusive Remedy. In consideration of the parties agreement to submit all disputes hereunder to arbitration, and in further consideration of minimizing the time and expense of resolving any dispute pursuant hereto, the arbitration provisions shall be the sole and exclusive remedy of the parties, and each party expressly waives the right to seek resolution by any other means or in any other forum.

        17.3 Expiration of Claims. All claims that any other party has against the other must be presented in writing within one (1) year of the date the claiming party knew or should have known of the facts giving rise to the claim, or, with respect to claims related to termination of Executive's employment, within one (1) year of the date of termination hereunder. Any claim not


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brought within said time period shall be waived and forever barred unless the party against whom such claim is made agrees to waive such time period.

        17.4 Enforceability and Costs. Upon completion of the arbitration, either party may thereafter unilaterally and immediately cause the other to comply with the decision made by the arbitration proceeding, and any such decision may be entered in the Superior Court of the State of California or any other court having jurisdiction. All arbitration costs during the arbitration shall be paid equally by the parties until such time as a final decision is made. Likewise, until such time as a final decision is made, each party shall bear their own attorneys fees. The prevailing party shall receive a complete reimbursement from the non-prevailing party upon completion of the arbitration for all costs incurred by the prevailing party, including, but not limited to, direct arbitration costs paid by the prevailing party and the prevailing party's reasonable attorneys' fees and other costs.

        18. Representations by Executive. Executive represents and warrants that he is free to enter into and perform each of the terms and conditions of this Agreement; and that his execution and/or performance of all his obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity.

        19. Indemnification. Company shall, to the maximum extent permitted by law, indemnify, defend, and hold Executive harmless for all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies,


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including reasonable attorneys' fees, that Executive shall incur or suffer that arise from, result from, or relate to the discharge of Executive's duties under this Agreement, except to the extent that Executive has acted in bad faith or shall be guilty of willful misconduct, fraud, gross negligence, or a wrongful taking.

          20.  General Provisions.

               20.1 Further Assurance. The parties agree that, at any time and from time to time during the Employment Term, they will take any action and execute and deliver any document which any other party reasonably requests in order to carry out the purposes of this Agreement.

               20.2 Amendment of Agreement. This Agreement may be amended or supplemented only in writing, and no amendment or supplement will be effective unless executed by all of the parties.

               20.3 Notices. Any notice, consent, waiver, demand, or other communication required or permitted to be given by or to any person pursuant to this Agreement (collectively "Notice") will be in writing, and will be given either by personal service, facsimile transmission, by certified mail, return receipt requested, or by Federal Express or similar commercial overnight courier service, to a party at the address set forth below:

     If to Company:

          Education Technology Consulting Holdings, L.L.C.
          844 Moraga Drive
          Los Angeles, CA 90049
          Attention: Michael Milken

          If to Executive:

          Gresham T. Brebach, Jr.
          400 Ocean Avenue
          Marblehead, MA 09145



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     In the case of personal service, Notice will be deemed effective on the date of service. In all other cases, Notice will be deemed effective on the date of delivery, as shown on the return receipt or other written evidence of delivery, if any, or five (5) days after dispatch if there is no return receipt or written evidence of delivery. A party may change the address at which Notice is to be given, at any time and from time to time, by giving Notice of the new address to the other parties in accordance with this Section.

          20.4 Entire Agreement. This Agreement contains the entire understanding between the parties, and supersedes all prior understandings and agreements between them, regarding its subject matter. There are no oral or written representations, agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement which are not fully set forth herein.

          20.5 Binding Effect and Assignment. This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and assigns. Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Executive to perform services was a material consideration for Company to enter into this Agreement. Accordingly, Executive may not assign any of his rights or delegate any of his duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of Company.



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
which may be given or withheld by Company in its sole and absolute discretion. Company agrees to require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and extent as Company would be required to perform had no such succession taken place.

          20.6 Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California. Subject to paragraph 17 above regarding Dispute Resolution, the parties consent to the jurisdiction of the courts of the State of California located in Los Angeles County and the United States District Courts located in the Central District of the State of California in any action or proceeding arising out of this Agreement, and agree that in those actions or proceedings, venue will be proper in Los Angeles County (if the action or proceeding is brought in the Superior Court of California) or in the Central District of California (if the action or proceeding is brought in the United States District Court).

          20.7 Attorneys' Fees. In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of arbitration or suit, to be determined by the arbitrator or court to which the action or proceeding is brought.



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            20.8  Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be enforced to the maximum extent permitted by law.

            20.9 Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power, or privilege.

            20.10 Interpretation of Agreement. Each of the parties has been represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

            20.11 Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

            20.12 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument.

                                       "COMPANY"

                                       Education Technology Consulting
                                       Holdings, L.L.C., a Delaware
                                       limited liability company


                                       By: /s/ MICHAEL MILKEN
                                          --------------------------------------

                                       "Executive"


                                       /s/ GRESHAM T. BREBACH, JR.
                                       -----------------------------------------
                                       Gresham T. Brebach, Jr.